                            ASSET PURCHASE AGREEMENT

                               DATED MAY 23, 1996



                                  BY AND AMONG



                         PONDER ENERGY SERVICES, INC.,
                          A WHOLLY OWNED SUBSIDIARY OF
                            PONDER INDUSTRIES, INC.



                                      AND



                              THE SHAREHOLDERS OF


                                  VILLAIN LTD.



                            COVERING THE PURCHASE OF
                        SPECIFIED ASSETS OF VILLAIN LTD.

                               TABLE OF CONTENTS


1.       GENERAL DEFINITIONS
         1.1     Affiliate  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ---------
         1.2     Governmental Authority . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ----------------------
         1.3     Governmental Requirement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ------------------------
         1.4     Material Adverse Effect  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 -----------------------
         1.5     Person . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ------
         1.6     Schedule . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 --------
         1.7     Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 -----

2.       PURCHASE AND SALE OF THE ASSETS; CLOSING DATE
         2.1     Purchase and Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 -----------------
         2.2     Delivery and Endorsement of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ----------------------------------------
         2.3     Closing Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ------------

3.       PURCHASE PRICE

4.       REPRESENTATIONS AND WARRANTIES BY SELLER
         4.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 -------------
         4.2     Properties, Assets and Leasehold Estates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ----------------------------------------
         4.3     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 --------------------
         4.4     Events Since Balance Sheet Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 -------------------------------
         4.5     Inventories  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 -----------
         4.6     Taxes and Governmental Returns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------------------------
         4.7     Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ----------------------
         4.8     Contracts and Agreements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 ------------------------
         4.9     Intangible Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   4
                 -------------------
         4.10    Suits, Actions and Claims  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -------------------------
         4.11    Insurance Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 ------------------
         4.12    Licenses and Permits; Compliance with Governmental Requirements  . . . . . . . . . . . . . . . . . .   5
                 ---------------------------------------------------------------
         4.13    Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -------------
         4.14    Environmental Protection Laws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -----------------------------
         4.15    Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   5
                 -------------------
         4.16    Customer List  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------------
         4.17    Adverse Facts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------------

5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER
         5.1     Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------------
         5.2     Authorization  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------------
         5.3     Brokers and Finders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6
                 -------------------

6.       NATURE OF STATEMENTS AND SURVIVAL OF INDEMNITIES, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLERS

7.       COVENANTS OF SELLERS PRIOR TO CLOSING DATE
         7.1     Access to Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 ---------------------
         7.2     General Affirmative Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 -----------------------------
         7.3     General Negative Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7
                 --------------------------
         7.4     No Transfer of the Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 -------------------------
         7.5     Approvals and Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   8
                 ----------------------

8.       CONDITIONS TO OBLIGATIONS OF PURCHASER
         8.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .   8
                 -----------------------------------------------------------------------
         8.2     No Governmental Actions    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8
                 -----------------------
         8.3     No Material Adverse Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 --------------------------

         8.4     Board of Directors Approval  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------------------------
         8.5     Execution of Stock Purchase Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 -------------------------------------

9.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS
         9.1     Accuracy of Representations and Warranties and Fulfillment of Covenants  . . . . . . . . . . . . . .   9
                 -----------------------------------------------------------------------

10.      INDEMNITY BY SELLERS
         10.1    Indemnity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   9
                 ---------
         10.2    Notice of Claim  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ---------------
         10.3    Right of Sellers to Participate in Defense . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 ------------------------------------------
         10.4    Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
                 -------

11.      NON-COMPETITION AGREEMENT

12.      NON-DISCLOSURE OF CONFIDENTIAL INFORMATION

13.      EXPENSES

14.      NOTICES

15.      REMEDIES FOR BREACH
         15.1    Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -----------

16.      GENERAL PROVISIONS
         16.1    Governing Law; Interpretation; Section Headings  . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 -----------------------------------------------
         16.2    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
                 ------------
         16.3    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------------
         16.4    Binding Effect . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------
         16.5    Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ----------
         16.6    Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -----------------
         16.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ------------
         16.8    Telecopy Execution and Delivery  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 -------------------------------

17.      TERMINATION
         17.1    Mutual Consent . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 --------------
         17.2    Failure of Conditions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
                 ---------------------
         17.3    Failure to Close . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
                 ----------------

                               LIST OF SCHEDULES

SCHEDULE 2.1 - Purchase and Sale                   being substantially all of the assets of Villain to be transferred to the Purchaser at the Closing.

SCHEDULE 4.1 - Incorporation                       being copies of the Articles of Incorporation and bylaws of Villain

SCHEDULE 4.3 - Financial Statements                being copies of financial statements for Villain.

SCHEDULE 4.5 - Inventories                         being a true and complete list of the current inventory of Villain as reflected on the Reference Balance Sheet

SCHEDULE 4.7 - Employee Benefit Plans              employee benefit plans (including, but not limited to, pension plans and health or welfare plans).

SCHEDULE 4.8 - Contracts and Agreements            being a true and complete list of all of the material contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to which Villain is a party

SCHEDULE 4.9 - Intangible Property                 being a true and complete list of all intangible assets being patents now owned or to be acquired by Villain prior to the Closing Date and to include inventions, trademarks, trade names, brand names or copyrights.

SCHEDULE 4.10 - Suits, Actions and Claims          being a complete list of all suits, actions, claims, inquiries or-
                                                   investigations by any Person, or any legal, administrative or arbitration proceedings in which Villain is engaged or which are pending.

SCHEDULE 4.11 - Insurance Policies                 being a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number)
                                                   maintained by Villain on its properties, assets, business and personnel.

SCHEDULE 4.12 - Licenses and Permits;
Compliance with Governmental Requirements          being a complete list of all licenses and permits necessary for the conduct of Villain's business.

SCHEDULE 4.16 - Customer List                      being a complete list of all customers of Villain to which Villain has sold or provided products or services during the past two years

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT is made and entered into this 23rd day of May, 1996, by and between Villain Ltd., a Guernsey corporation ("Villain") and the shareholders of Villain listed on Exhibit A attached hereto ("Sellers"), and Ponder Energy Services, Inc., a Delaware corporation ("Purchaser"), being a wholly owned subsidiary of Ponder Industries, Inc., a Delaware corporation ("Ponder").

                             W I T N E S S E T H :

         WHEREAS, Sellers own substantially all of the assets of Villain, and desire to sell such assets to Purchaser pursuant to this Agreement as hereinafter provided; and

         WHEREAS, Purchaser desires to acquire substantially all of the assets of Villain from Sellers pursuant to this Agreement as hereinafter provided;

         NOW, THEREFORE, for and in consideration of the premises, the mutual representations, warranties and covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

         1. GENERAL DEFINITIONS. For purposes of this Agreement, the following terms shall have the respective meanings set forth below:

         1.1 Affiliate. "Affiliate" of any Person shall mean any Person controlling, controlled by or under common control with such Person.

         1.2 Governmental Authority. "Governmental Authority" shall mean any and all foreign, federal, state or local governments, governmental institutions, public authorities and governmental entities of any nature whatsoever, and any subdivisions or instrumentalities thereof, including, but not limited to, departments, boards, bureaus, commissions, agencies, courts, administrations and panels, and any divisions or instrumentalities thereof, whether permanent or ad hoc and whether now or hereafter constituted and/or existing.

         1.3 Governmental Requirement. "Governmental Requirement" shall mean any and all laws (including, but not limited to, applicable common law principles), statutes, ordinances, codes, rules, regulations, interpretations, guidelines, directions, orders, judgments, writs, injunctions, decrees, decisions or similar items or pronouncements, promulgated, issued, passed or set forth by any Governmental Authority.

         1.4 Material Adverse Effect. "Material Adverse Effect" shall mean a material adverse effect on the business, financial condition, operation, performance or prospects of the Villain.

         1.5 Person. "Person" shall mean any natural person, any Governmental Authority and any entity the separate existence of which is recognized by any Governmental Authority or Governmental Requirement, including, but not limited to, corporations, partnerships, joint ventures, joint stock companies, trusts, estates, companies and associations, whether organized for profit or otherwise.

         1.6 Schedule. "Schedule" to mean Schedules to this Agreement, unless otherwise stated, and the Schedule may be attached to the Agreement or set forth in a separate document denoted as the Schedule to this Agreement.

         1.7 Taxes. "Tax" and "Taxes" shall mean any and all income, excise, franchise or other taxes and all other charges or fees imposed or collected by any Governmental Authority or pursuant to any Governmental Requirement, and shall also include any and all penalties, interest, deficiencies, assessments and other charges with respect thereto.

         2.      PURCHASE AND SALE OF THE ASSETS; CLOSING DATE.

         2.1 Purchase and Sale. Subject to the terms and conditions herein contained, Villain agrees to sell, assign, transfer and deliver to Purchaser at the Closing (as hereinafter defined) all right, title and interest in and to all of the assets, rights and properties set forth and described on Schedule 2.1, being substantially all of the assets of Villain (all such assets, rights and properties being collectively referred to herein as the "Assets"). Subject to the terms and conditions herein contained, Purchaser agrees to purchase from Villain the Assets and to pay at the Closing the Purchase Price (as hereinafter defined) pursuant to the provisions of Section 3 below.

         2.2 Delivery and Endorsement of Certificates. At the Closing, Villain shall deliver to Purchaser such deeds, bills of sale, endorsements, assignments and other documents of transfer, conveyance and assignment valid as necessary to transfer all of its right, title and interest in and to the Assets to Purchaser and to vest in Purchaser good and indefeasible title to the Assets, in form and substance satisfactory to Purchaser and Purchaser's counsel.

         2.3 Closing Date. Subject to the terms and conditions herein contained, the consummation of transactions referred to above shall take place (the "Closing") on or before May 31, 1996, at 10:00 a.m. local time, at the offices of Brown, Parker & Leahy, L.L.P. in Houston, Texas, or at such other time, date and place as Purchaser and Sellers shall in writing designate (the "Closing Date").

         3. PURCHASE PRICE. The aggregate consideration for the Assets is US $1,000,000 (the "Purchase Price"), payable by Purchaser to Villain at the Closing by delivery of a bank certified or cashier's check or by wire transfer.

         4. REPRESENTATIONS AND WARRANTIES BY SELLERS. Sellers, jointly and severally, represent and warrant to Purchaser as follows:

         4.1 Incorporation. Villain is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly authorized, qualified and licensed under all applicable Governmental Requirements to carry on its business in the places and in the manner as now conducted, except where the failure to so qualify or be licensed would not individually or in the aggregate have a Material Adverse Effect. Villain has full corporate power and lawful authority to carry on its business as it is now being conducted and to own and operate its assets, properties and business. The copies of the Articles of Incorporation and bylaws of Villain and all amendments thereto to date, each of which are included in
Schedule 4.1 hereto, are true, complete and correct.

         4.2 Properties, Assets and Leasehold Estates. Villain owns or has the right to use all property, real or personal, tangible or intangible, utilized in or necessary for the operation of its business with all of such property comprising the Assets except for such deficiencies in title or mortgage, liens, pledges, conditional sales agreements, charges easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever which do not individually or in the aggregate, constitute a Material Adverse Effect. Schedule 2.1 hereto sets forth a true and complete list of all such property constituting the Assets as of the date hereof. Villain has good and marketable title to all the Assets, free and clear of all mortgages, liens, pledges, conditional sales agreements, charges, easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever except for such deficiencies in title or mortgage, liens, pledges, conditional sales agreements, charges easements, covenants, assessments, restrictions and encumbrances of any nature whatsoever which do not individually or in the aggregate, constitute a Material Adverse Effect.

         4.3 Financial Statements. Sellers have delivered to Purchaser copies of the following financial statements for Villain, all of which financial statements are included in Schedule 4.3 hereto:

                 (a) Audited Balance Sheet (the "Reference Balance Sheet") as of March 31, 1996 (the "Balance Sheet Date"); and

                 (b) Statement of Income and Statement of Changes in Financial Position for the fiscal year ended March 31, 1996.

All financial statements supplied to Purchaser by Sellers are true and accurate in all material respects, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, and present fairly the financial condition and the results of the operations of Villain as of the dates and for the periods indicated thereon. The Reference Balance Sheet reflects, as of the Balance Sheet Date, all liabilities, debts and obligations of any nature of Villain, whether accrued, absolute, contingent or otherwise, and whether due, or to become due, including, but not limited to, liabilities, debts or obligations on account of Taxes to the extent such items are required to be reflected on such balance sheet under generally accepted accounting principles consistently applied.

         4.4 Events Since Balance Sheet Date. Since the Balance Sheet Date there has not been:

                 (a) any material change in the financial condition or in the properties, assets or business of Villain, except normal and usual changes in the ordinary course of business, none of which has been materially adverse and all of which in the aggregate have not been materially adverse;

                 (b) any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the capital stock of Villain, or any direct or indirect redemption, purchase or other acquisition of any of such stock or any issuance of any shares of such stock or any granting or entering into of any option or commitment relating to any of such stock;

                 (c) any transaction entered into or engaged in by Villain other than transactions in the ordinary course of business; or

                 (d) to the best of Sellers' knowledge (after due inquiry of Villain), any other occurrence, event or condition that has resulted in a Material Adverse Effect (or can reasonably be expected to result in a Material Adverse Effect) or the properties, assets or business of Villain.

         4.5 Inventories. Schedule 4.5 hereto sets forth a true and complete list of the current inventory of Villain. The inventories of Villain reflected on the Reference Balance Sheet consist of items of a quality and quantity usable and saleable in the normal course of business of Villain at an aggregate value at least equal to the value at which such inventories are reflected on the Reference Balance Sheet.

         4.6 Taxes and Governmental Returns. As of the date hereof, all Tax returns, information returns and governmental reports of every nature required by any Governmental Authority or Governmental Requirement to be filed by Villain or which include or should include Villain, ("Governmental Returns") have been filed for all periods ending on or before the date hereof, and all Taxes shown to be due and payable on such Governmental Returns or on any assessments related to such Governmental Returns have been paid, except for taxes or assessments reasonably contested by Villain or as to which the nonpayment individually or in the aggregate would not have a Material Adverse Effect. All Governmental Returns and reports and the information and data contained therein have been properly and accurately compiled and completed, fairly present the information purported to be shown therein, and reflect all Tax liabilities of Villain for the periods covered by such Governmental Returns and reports. Villain has no unpaid liability for any Taxes of any nature whatsoever for any period prior to the date hereof, except for taxes or assessments reasonably contested by Villain or as to which the nonpayment individually or in the aggregate would not have a Material Adverse Effect. The charges, accruals and reserves on the Reference Balance Sheet in respect of all accrued Taxes are adequate to provide fully for all Taxes, if any, payable by Villain with respect to periods ended on or before the date of this Agreement.

         4.7 Employee Benefit Plans. Except as set forth on Schedule 4.7 hereto, Villain has no employee benefit plans (including, but not limited to, pension plans and health or welfare plans), arrangements or understandings, whether formal or informal.

         4.8 Contracts and Agreements. Schedule 4.8 hereto sets forth a true and complete list of all of the material contracts, agreements, leases, licenses, plans, arrangements or commitments, written or oral, to which Villain is a party and by which any of the assets or properties of Villain are in any way bound or obligated (including all amendments, supplements and modifications thereto) (the "Contracts").

         All of the Contracts are valid, binding and in full force and effect in accordance with their terms and conditions and there is no existing default thereunder or breach thereof by Villain, or, to the best knowledge of Sellers (after due inquiry of Villain), by any other party to the Contracts. Copies of all of the documents (or in the case of oral commitments, descriptions of the material terms thereof) relevant to the Contracts have been delivered by Sellers to Purchaser.

         4.9 Intangible Property. Schedule 4.9 hereto sets forth a true and complete list of all patents now owned or to be acquired by Villain prior to the Closing Date. Except as set forth on Schedule 4.9 hereto, the operation of the business of Villain as now conducted does not require the use of or consist of any rights under any patents, inventions, trademarks, trade names, brand names or copyrights, and the operation of the business of Villain as presently conducted does not violate or infringe upon any such items owned by others.

         4.10    Suits, Actions and Claims.  Except as set forth in Schedule
4.10 hereto, (i) there are no suits, actions, claims, inquiries or investigations by any Person, or any legal, administrative or arbitration proceedings in which Villain is engaged or which are pending or, to the best knowledge of Sellers (after due inquiry of Villain), threatened against or affecting Villain or any of its properties, assets or business, or to which Villain is or might become a party, or which question the validity or legality of the transactions contemplated hereby, (ii) no basis or grounds for any such suit, action, claim, inquiry, investigation or proceeding exists, and (iii) there is no outstanding order, writ, injunction or decree of any Governmental Authority against or affecting Villain or any of its properties, assets or business. Without limiting the foregoing, neither Sellers nor any officer of Villain has any knowledge of any state of facts or the occurrence of any event forming the basis of any present claim against Villain.

         4.11 Insurance Policies. Schedule 4.11 hereto contains a list of all insurance policies (specifying the insurer, the amount of coverage, the type of insurance and the policy number) maintained by Villain on its properties, assets, business and personnel.

         4.12 Licenses and Permits; Compliance with Governmental Requirements. Schedule 4.12 hereto sets forth a true and complete list of all licenses and permits necessary for the conduct of Villain's business. Villain has complied with all material Governmental Requirements applicable to its business, and all Governmental Requirements with respect to the distribution and sale of products and services by it.

         4.13 Authorization. Villain and each of Sellers has full legal right, power and has authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it or him. The execution and delivery of this Agreement by Villain and the performance of the transactions contemplated herein have been duly and validly authorized by all requisite action of Villain, and this Agreement has been duly and validly executed and delivered by Villain and each of Sellers and is the legal, valid and binding obligation of Villain and each of Sellers, enforceable against Sellers in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other similar laws affecting generally the rights of creditors or by principles of equity.

         4.14 Environmental Protection Laws. None of Villain, its business or its assets are now, nor have any of Villain, its business or its assets been in the past, in violation of any applicable Governmental Requirement related to environmental protection, air pollution, hazardous materials or other similar matters except for such violations which individually or in the aggregate would not have a Material Adverse Effect.

         4.15 Brokers and Finders. No broker or finder has acted for Villain or any of Sellers in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Villain or any of Sellers.

         4.16 Customer List. Schedule 4.16 hereto sets forth a true, correct and complete list of all customers of Villain to which Villain has sold or provided products or services during the two years immediately preceding the date hereof. This list provides an accurate statement of the gross revenues received from each such customer by Villain during the fiscal year ended March 31, 1996.

         4.17 Adverse Facts. Sellers are not aware (after having made all reasonable inquiries) of any material fact or matter not disclosed in this Agreement or in the Schedules hereto which might reasonably affect the willingness of a purchaser to acquire the Assets on the terms (including price) contained herein or that might be expected to adversely affect the assets or the business of Villain after Closing.

         5. REPRESENTATIONS AND WARRANTIES OF PURCHASER. Purchaser represents and warrants to Sellers as follows:

         5.1 Incorporation. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization. Purchaser has full legal right and corporate power and authority to enter into and deliver this Agreement and to consummate the transactions set forth herein and to perform all the terms and conditions hereof to be performed by it. This Agreement has been duly executed and delivered by Purchaser and is a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, except as limited by applicable bankruptcy, moratorium, insolvency or other laws affecting generally the rights of creditors or by principles of equity.

         5.3 Brokers and Finders. No broker or finder has acted for Purchaser in connection with this Agreement or the transactions contemplated by this Agreement and no broker or finder is entitled to any brokerage or finder's fee or to any commission in respect thereof based in any way on agreements, arrangements or understandings made by or on behalf of Purchaser.

         6. NATURE OF STATEMENTS AND SURVIVAL OF INDEMNITIES, GUARANTEES, REPRESENTATIONS AND WARRANTIES OF SELLERS. All statements of fact contained in this Agreement or in any written statement (including financial statements), certificate, schedule or other document delivered by or on behalf of Sellers pursuant to this Agreement or in connection with the transactions contemplated hereby shall be deemed representations and warranties of Sellers hereunder.
All indemnities, guarantees, covenants, agreements, representations and warranties made by Sellers hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing, regardless of any investigation at any time made by or on behalf of Purchaser.

         7. COVENANTS OF SELLERS PRIOR TO CLOSING DATE. Sellers hereby covenant and agree that between the date of this Agreement and the Closing
Date:

         7.1 Access to Information. Villain and each of Sellers shall, and each of Sellers shall cause Villain to, afford to the officers and authorized representatives of Purchaser access to the plants, properties, books and records of Villain and furnish Purchaser with such financial and operating data and other information regarding the business, assets and properties of Villain as Purchaser may from time to time reasonably request, including, but not limited to, true and correct unaudited monthly financial statements for all months ending after the Balance Sheet Date and prior to the Closing Date.

         7.2 General Affirmative Covenants. At all times prior to the Closing Date, Villain shall, and each of Sellers shall cause Villain to:

                 (a)  conduct its business only in the ordinary course;

                 (b) maintain the Assets in good working order and condition, ordinary wear and tear excepted;

                 (c) perform all its obligations under agreements relating to or affecting its business, assets, properties and rights;

                 (d) keep in full force and effect present insurance policies or other comparable insurance coverage acceptable to and approved in writing by Purchaser; provided, however; that any incremental increase in insurance coverage shall be paid by Purchaser;

                 (e) duly and timely file all reports or returns required to be filed with any Governmental Authority, and promptly pay all Taxes levied or assessed upon it or its properties or upon any part thereof subject to the right to contest such taxes and assessments;

                 (f) duly observe and conform to all laws and requirements of any Governmental Authority relating to its assets or properties or to the operation and conduct of its business and all covenants, terms and conditions upon or under which any of its properties are held;

                 (g) duly and timely take all actions necessary to carry out the transactions contemplated hereby.

         7.3 General Negative Covenants. At all times prior to the Closing Date, Villain shall not take, and each of Sellers shall prohibit and prevent Villain from taking, any of the following actions without the prior written consent of Purchaser (except with respect to subparagraph (e) below):

                 (a) making or approving any changes in Villain's Articles of Incorporation or other charter documents or bylaws;

                 (b) issuing any shares of stock or securities or any rights with respect thereto;

                 (c) declaring or paying any dividend or making any distribution in respect of Villain's stock, whether now or hereafter outstanding, or purchasing, redeeming or otherwise acquiring or retiring, directly or indirectly, for value any shares of stock or securities of Villain;

                 (d) without the prior written or oral consent of Purchaser, entering into or assuming any contract, agreement, obligation, lease, license or commitment related to assets of Villain, not in the ordinary course of business, that can be expected to generate gross revenues or expenses in excess of US $50,000;

                 (e) except under existing credit facilities and in the ordinary course of business, entering into or assuming any mortgage, pledge, conditional sale or other title retention agreement, lien, encumbrance or charge of any kind upon any of the properties or assets of Villain, whether now owned or hereafter acquired, or creating or assuming any obligation for borrowed money, or making any loans or advances to or assuming, guaranteeing, endorsing or otherwise becoming liable with respect to the obligations, stock or dividends of any person, firm, association or corporation, or purchasing or otherwise acquiring any stocks, bonds or other securities of any person, firm, association or corporation, or selling, leasing, abandoning or otherwise disposing of any of the assets of Villain, including, but not limited to, real property, machinery, equipment or other operating properties;

                 (f) engaging in any activities or transactions that might result in a Material Adverse Effect; or

                 (g) merging or consolidating with any other corporation or acquiring all or substantially all of the business or assets of any other person, firm, association or corporation.

         7.4 No Transfer of the Assets. Villain shall not sell, transfer, assign, pledge or otherwise dispose of or encumber any right, title or interest in or to any of the Assets or enter into any agreement, trust or commitment relating to any of the Assets.

         7.5 Approvals and Consents. Sellers shall, and shall cause Villain to, obtain, in writing and without penalty to Purchaser, all necessary approvals and consents required in order to authorize, approve and consummate this Agreement.

         8. CONDITIONS TO OBLIGATIONS OF PURCHASER. The obligations of Purchaser hereunder are, at the option of Purchaser, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Purchaser in its sole discretion):

         8.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Sellers contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each and all of the agreements and covenants of Villain and Sellers to be performed on or before the Closing Date pursuant to the terms hereof shall have been performed. Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers to all such effects.

         8.2 No Governmental Actions. No action or proceeding before a Governmental Authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated by this Agreement. No Governmental Authority shall have taken any other action as a result of which the management of Purchaser reasonably deems it inadvisable to proceed with the transactions contemplated by this Agreement.

         8.3 No Material Adverse Effect. No Material Adverse Effect shall have occurred and no material loss or damage to any of the properties or assets of Villain, whether or not covered by insurance, shall have occurred since the Balance Sheet Date, and Sellers shall have delivered to Purchaser a certificate dated the Closing Date and executed by Sellers to all such effects.

         8.4 Board of Directors Approval. The board of directors of Purchaser, in its sole discretion, shall have approved this Agreement and the consummation by Purchaser of the transactions contemplated hereby.

         8.5 Execution of Stock Purchase Agreement. Purchaser and Panther Oil Tools Ltd., a Jersey corporation ("Panther"), shall have consummated the transactions contemplated by the Stock Purchase Agreement dated May 23, 1996, between Purchaser, Seller and Panther.

         9. CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS. The obligations of Sellers hereunder are, at their option, subject to the satisfaction, on or prior to the Closing Date, of the following conditions (any of which may be waived by Sellers, in their sole discretion):

         9.1 Accuracy of Representations and Warranties and Fulfillment of Covenants. The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date. Each of the agreements and covenants of Purchaser to be performed on or before the Closing Date shall have been performed. Purchaser shall have delivered to Sellers a certificate dated the Closing Date and executed by Purchaser to all such effects.

         10.     INDEMNITY BY SELLERS.

         10.1 Indemnity. Sellers covenant and agree, jointly and severally, that they will indemnify, hold harmless and defend Purchaser and Villain and their respective officers, directors, employees, agents, consultants, representatives and Affiliates (collectively, the "Indemnified Parties"), at all times from and after the date of this Agreement, from and against any and all penalties, demands, damages, punitive damages, losses, liabilities, suits, costs, costs of any settlement or judgment, claims of any and every kind whatsoever (including, without limitation, interest and penalties thereon), and expenses (including, without limitation, reasonable attorneys' fees) of or to any of the Indemnified Parties ("Damages"), which may now or in the future be paid, incurred or suffered by or asserted against the Indemnified Parties by any Person resulting or arising from or incurred in connection with any one or more of the following:

                 (a) any material misrepresentation, breach of warranty or nonfulfillment of any covenant or agreement on the part of Villain or Sellers under this Agreement or from any material misrepresentation in or omission from any list, schedule, certificate or other instrument furnished or to be furnished to Purchaser pursuant to the terms of this Agreement, which individually or in the aggregate are material. Solely for purposes of determining whether any party is entitled to indemnification under this Section 10.1 or whether any representation or warranty or any covenant or agreement herein has been breached, if any representation or warranty or any covenant or agreement herein contains any materiality qualifier with respect thereto, then any materiality qualifier in such provision with respect thereto shall be deemed not to apply and shall be read and interpreted as if the qualification stated herein with respect to materiality was not contained therein; and

                 (b) all material actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including costs of court and reasonable attorneys' fees) incident to any of the foregoing;

provided that no such obligation of indemnity shall accrue and Sellers shall only be obligated hereunder, to the extent Damages exceed $100,000, and then only for the amounts in excess of $100,000 and; provided further, in no event shall the amounts due hereunder exceed $1,000,000.00.

         10.2 Notice of Claim. Purchaser agrees that upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it or any Indemnified Party of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person with respect to any matter as to which any of the Indemnified Parties are entitled to indemnity under the provisions of this Agreement (such actions being collectively referred to herein as the "Claim"), Purchaser will give prompt notice thereof in writing to Sellers together with a statement of such information respecting any of the foregoing as it shall then have; provided that any delay in giving or failure to give such notice shall not limit Purchaser's or Villain's rights to indemnity hereunder except to the extent that Sellers are shown to have been damaged by such delay or failure.

         10.3 Right of Sellers to Participate in Defense. With respect to any Claim as to which Purchaser seeks indemnity hereunder, Sellers shall assume the defense of any such proceeding, and shall have the sole discretion to settle or defend any proceeding; provided that Purchaser shall have the right to approve any such settlement, which approval shall not be unreasonably withheld and Sellers shall pay the fees of one firm of defense counsel unless such counsel determines a conflict exists in which case Purchaser shall have the right to engage separate counsel.

         10.4 Payment. Sellers shall promptly pay to Purchaser or such other Indemnified Parties as may be entitled to indemnity hereunder in cash the amount of any Damages to which Purchaser or such Indemnified Parties may become entitled by reason of the provisions of this Agreement.

         11. NON-COMPETITION AGREEMENT. For a period of two years from the date hereof, neither Sellers nor any Affiliate of Sellers shall, within the areas in which Ponder and Villain have each conducted business in the two years preceding the Closing Date, (i) compete directly or indirectly with the business engaged in by Villain as of the Closing Date, (ii) solicit directly or indirectly any of the accounts of Villain or (iii) become the employee or consultant of or otherwise render services to, or own any interest in, any enterprise that directly or indirectly competes with the business engaged in by Villain as of the Closing Date. For purposes of this Section 11, the term "accounts" shall mean any Person for which Villain has performed or does perform services or to which Villain has sold or does sell merchandise during the period beginning two years immediately prior to the date of this Agreement and ending one year after the date of this Agreement.

         12. NON-DISCLOSURE OF CONFIDENTIAL INFORMATION. Sellers recognize and acknowledge that they have and will have access to certain confidential information of Villain, such as lists of customers and costs and financial information, that is valuable, special and unique property of Villain. Sellers agree that they will not disclose, and Sellers will use their best efforts to prevent disclosure by any other Person of, any such confidential information to any Person or for any purpose or reason whatsoever, except to authorized representatives of Purchaser.

         13. EXPENSES. Whether or not the transactions contemplated hereby are consummated, each of the parties will pay all costs and expenses of its performance of and compliance with this Agreement.

         14. NOTICES. All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, given by prepaid telex or telegram or by facsimile or other similar instantaneous electronic transmission device or mailed first class, postage prepaid, certified United States mail, return receipt requested, as follows:



                 (a)      If to Purchaser, at:

                          Ponder Industries, Inc.
                          P. O. Drawer 2229
                          Alice, Texas  78333
                          Attention:  Larry Armstrong
                          Facsimile No.: 512-664-8451

                          With a copy to:

                          Phillip M. Renfro
                          Fulbright & Jaworski L.L.P.
                          300 Convent Street, Suite 2200
                          San Antonio, Texas  78205
                          Facsimile No. 210-224-8336

                 (b)      If to Seller, at:

                          Villain Ltd.
                          c/o Sydney Vane House
                          P. O. Box 201
                          Rue du Commerce
                          St. Peter Port
                          Guernsey
                          Channel Islands
                          Attention:  John Le Seelleur
                          Facsimile No. 44 1481 725 054

                          With a copy to:

                          Charles D. Powell
                          Brown, Parker & Leahy, L.L.P.
                          Citicorp Center
                          1200 Smith, Suite 3600
                          Houston, Texas 77002-4595
                          Facsimile No. (713) 654-1871


provided that any party may change its address for notice by giving to the other party written notice of such change. Any notice given under this Section 14 shall be effective (i) if delivered personally, when delivered, (ii) if sent by telex or telegram or by facsimile or other similar instantaneous electronic transmission device, 24 hours after sending and (iii) if mailed, 48 hours after mailing.

         15.     REMEDIES FOR BREACH.

         15.1 Arbitration. The parties agree that any dispute or controversy arising out of or in connection with this Agreement or any alleged breach hereof shall be settled by arbitration in

Houston, Texas pursuant to the rules of the American Arbitration Association. If Purchaser on the one hand and Sellers, on the other hand cannot jointly select a single arbitrator to determine the matter, one arbitrator shall be chosen by Purchaser on the one hand and Sellers, on the other hand (or, if either fails to make a choice, by the American Arbitration Association on behalf of such party) and the two arbitrators so chosen will select a third. The decisions of the single arbitrator jointly selected by the parties, or, if three arbitrators are selected, the decision of any two of them, will be final and binding upon the parties and the judgment of a court of competent jurisdiction may be entered thereon. Fees of the arbitrators and costs of arbitration shall be borne by the parties in such manner as shall be determined by the arbitrator or arbitrators.

         16.     GENERAL PROVISIONS.

         16.1 Governing Law; Interpretation; Section Headings. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas. The section headings contained herein are for purposes of convenience only, and shall not be deemed to constitute a part of this Agreement or to affect the meaning or interpretation of this Agreement in any way.

         16.2 Severability. Should any provision of this Agreement be held unenforceable or invalid under the laws of the United States of America or the State of Texas, or under any other applicable laws of any other jurisdiction, then the parties hereto agree that such provision shall be deemed modified for purposes of performance of this Agreement in such jurisdiction to the extent necessary to render it lawful and enforceable, or if such a modification is not possible without materially altering the intentions of the parties hereto, then such provision shall be severed herefrom for purposes of performance of this Agreement in such jurisdiction. The validity of the remaining provisions of this Agreement shall not be affected by any such modification or severance, except that if any severance materially alters the intentions of the parties hereto as expressed herein (a modification being permitted only if there is no material alteration), then the parties hereto shall use commercially reasonable effort to agree to appropriate equitable amendments to this Agreement in light of such severance, and if no such agreement can be reached within a reasonable time, any party hereto may initiate arbitration under the then current rules of the American Arbitration Association to determine and effect such appropriate equitable amendments.

         16.3 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the transactions contemplated hereby, and supersedes all prior agreements, arrangements and understandings related to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by any party hereto which is not embodied in this Agreement, and no party hereto shall be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

         16.4 Binding Effect. All the terms, provisions, covenants and conditions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         16.5 Assignment. Except as specifically permitted herein, this Agreement and the rights and obligations of the parties hereto shall not be assigned or delegated by either party hereto without the prior written consent of the other party hereto.

         16.6 Amendment; Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, provisions, representations, warranties, covenants or conditions hereof may be waived, only by a written instrument executed by all parties hereto, or, in the case of a waiver, by the party waiving compliance.

         16.7 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement shall be binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as signatories.

         16.8 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar instantaneous electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes.

         17. TERMINATION. This Agreement may be terminated without further obligation of the parties, as follows:

         17.1 Mutual Consent. This Agreement may be terminated at any time prior to Closing by mutual written consent of the parties hereto.

         17.2 Failure of Conditions. By either party hereto, if the conditions, as set forth in this Agreement, to such party's obligations under this Agreement are not fulfilled on or prior to the Closing Date; provided that any such termination shall not limit the remedies otherwise available to such party as a result of misrepresentations of or breaches by the other party.

         17.3 Failure to Close. This Agreement will automatically terminate at the end of the day on May 31, 1996, if the Closing shall not have occurred on or before such date, unless the parties shall have otherwise agreed in writing prior to such date. No party will be liable in damages to any other party as a result of termination pursuant to this Section 17.3 unless the failure of the Closing was due to the failure of such party to comply with the terms of this Agreement or the failure of a party to close the transaction if all conditions had otherwise been satisfied.


                           [signatures on next page]

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.



                                  PURCHASER:


                                  PONDER ENERGY SERVICES, INC.



                                  By: /s/ Ponder Energy Services, Inc.
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------



                                  VILLAIN:

                                  VILLAIN LTD.



                                  By: /s/ Villain Ltd.
                                     -------------------------------------------
                                  Name:
                                       -----------------------------------------
                                  Title:
                                        ----------------------------------------



                                  SELLERS:



                                  /s/ John Le Seelleur
                                  ----------------------------------------------
                                  Name: John Le Seelleur
                                       -----------------------------------------


                                  /s/ Mel Maitland
                                  ----------------------------------------------
                                  Name: Mel Maitland
                                       -----------------------------------------


                                  /s/ Wayne Tynen
                                  ----------------------------------------------
                                  Name: Wayne Tynen
                                       -----------------------------------------